Exhibit 2.4

CANCELLATION AGREEMENT

THIS CANCELLATION AGREEMENT is executed this          day of January, 2011, by Bruce Miller, an individual residing at the address set forth herein (the “Individual”) and DMI BioSciences, Inc., a Colorado corporation (the “Company”).

WHEREAS, Ampio Acquisition, Inc., a Colorado corporation (“Merger Subsidiary”), will be merged with and into the Company pursuant to an Agreement and Plan of Merger dated as of September 4, 2010, as amended December 31, 2010 (the “Merger Agreement”; certain terms used herein and not defined herein are used herein as defined in the Merger Agreement), by and among the Company, Merger Subsidiary and Ampio Pharmaceuticals, Inc., a Delaware corporation (“Parent”) and, pursuant to the terms of the Merger Agreement, Parent will become the Company’s sole shareholder and the Company will become a wholly-owned subsidiary of Parent;

WHEREAS, Individual is a present or former member of the Management Team of the Company;

WHEREAS, the execution and delivery of this Agreement is a condition to the obligations of the Parent and Merger Subsidiary to consummate the transactions contemplated by the Merger Agreement; and

WHEREAS, the Company and the Management Team, including the Individual, will receive direct, indirect and substantial benefits in the event the transactions contemplated by the Merger Agreement are consummated.

NOW THEREFORE, in consideration of the Company agreeing to undertake the transaction contemplated by the Merger Agreement, and in consideration of $100 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. Waiver and Cancellation of Accrued Amounts. Effective as of the Effective Time, Individual hereby agrees that any amounts owed (or alleged to be owed) to him or her by the Company or any Subsidiary of the Company, including the following, are waived and cancelled in their entirety:

a.	equity compensation of any type;

b.	bonuses;

c.	salary and wages;

d.	vacation pay; and

e.	all other amounts owed or alleged to be owed to them by the Company or any Subsidiary of the Company (collectively, the “Accrued Amounts”).

2. Stock Options and Rights. The Individual hereby represents and warrants that he or she does not hold or own, beneficially or otherwise, any Company Purchase Rights (as defined in the Merger Agreement to include any option, warrant or other right to acquire shares of Company Stock).

3. Accrued and Unpaid Wages. The Individual hereby represents and warrants that correctly set forth on Schedule 1, attached hereto, are (i) the accrued and unpaid salary or wages owed to him or her by the Company (or any Subsidiary of the Company) and (ii) the periods of time during which such unpaid amounts accrued. The Individual hereby further represents and warrants that no unpaid salary or wages owed to him by the Company (or any Subsidiary of the Company) have accrued since September 30, 2008.

4. Release. At the Effective Time, this Agreement shall serve as a complete release by the Individual and each of his or her respective heirs, legal representatives, executors, and assigns, of the Company and its Subsidiaries and their respective directors, officers, successors, predecessors, assigns and affiliates from any and all claims, liabilities, damages, costs, and expenses (including reasonable expert witness fees and attorneys’ fees) incurred in investigating, preparing, or defending against any Proceeding (as defined below) commenced or threatened (hereinafter collectively, “Losses”), for the purpose of any potential, actual or realized claims, whether known or unknown, foreseen or unforeseen and whether contingent or absolute (“Claims”) against the Company or any of its Subsidiaries or their respective directors, officers, successors, assigns, affiliates, predecessors, representatives, assigns, legal representatives, executors, heirs, beneficiaries, and each person, if any, who controls any such entity, whether domiciled in this state or elsewhere, that is a party hereto, an intended third party beneficiary hereof, or an affiliate of such third party beneficiary (all such persons and entities being referred to collectively as “Company Affiliates”) which relate to, directly or indirectly, or arise out of, or result from any Accrued Amounts. The release effected hereby shall discharge the Company Affiliates with respect to any Claim brought in any forum including, but not by way of limitation, any court of competent jurisdiction, arbitration proceeding or any other type of civil or investigative proceeding (a “Proceeding” or collectively “Proceedings”).

5. Indemnification. Upon and after the Effective Time, the Individual hereby indemnifies and agrees to hold harmless the Company, the Company Affiliates and Parent, as an intended third party beneficiary hereof, from and against any Losses resulting or arising from the Individual’s breach of this Agreement, including any breach of the Individual’s representations and warranties herein.

6. Covenant Not to Sue. Upon and after the Effective Time, the Individual agrees to refrain from making any Claim or to commence, cause or permit a Proceeding to be prosecuted against the Company or any Company Affiliate on account of this Agreement or the Accrued Amounts or the matters contemplated herein or hereby, except the institution of any Proceeding necessary to cure any default hereunder.

7. Survival. All covenants and agreements in this Agreement and any other certificate or document delivered pursuant to this Agreement will survive the effectiveness of this Agreement until expiration of the applicable statute of limitations for any Claims or Proceedings. Such survival will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement.

8. Entire Agreement; Assignment. This Agreement (including Schedule 1 hereto) (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings both written and oral among the parties with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise; provided, however, that the Company may assign any or all of its rights under this Agreement. Time is of the essence in this Agreement.

9. Enforceability. If any provision of this Agreement or the application thereof to any party is in any circumstance held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other parties shall not be affected thereby and to such end the provisions of this Agreement are agreed to be severable.

10. Intended Third Party Beneficiary. For all purposes of this Agreement, Parent and its affiliates shall be expressly deemed an intended third party beneficiary of this Agreement and shall have the right to enforce the terms and conditions of this Agreement on behalf of the Company.

11. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to each other party at the addresses for such parties appearing in the Company’s records, as the same may be updated from time to time.

12. Governing Law. This Agreement will be governed by and construed in accordance with the domestic laws of the State of Colorado, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Colorado to be applied.

13. Jurisdiction/Venue. Each of the parties to this agreement hereby irrevocably and unconditionally submits to the jurisdiction of the United States District Court for Colorado or any state court of competent jurisdiction sitting in Arapahoe County, Colorado for purposes of all Proceedings arising out of or relating to this Agreement or the transactions contemplated hereby, and agrees on behalf of itself and its Affiliates not to commence any Proceedings related thereto except in such court. Each of the parties to this Agreement irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any Proceeding or any Claim that a Proceeding commenced in such court has been brought in an inconvenient forum.

14. Construction and Representation. The Individual acknowledges and agree that it is their responsibility to engage individual counsel, and that neither the Company’s counsel nor counsel to the intended third party beneficiary is representing the Individual in any capacity in connection with this Agreement. Furthermore, the parties hereto agree that because the Individual has been advised to engage counsel for himself or herself, and the Individual has been advised to consult personal counsel, any rule of construction under which ambiguities shall be construed against the drafter of this Agreement shall not apply to this Agreement. THIS AGREEMENT IS A LEGAL AND BINDING DOCUMENT THAT WILL RESULT IN THE INDIVIDUAL VOLUNTARILY RELINQUISHING HIS

OR HER ACCRUED AND UNPAID SALARY, WAGES AND OTHER AMOUNTS OWED, IF ANY, BY THE COMPANY OR ANY OF ITS SUBSIDIARIES. THE COMPANY STRONGLY ADVISES YOU TO CONSULT YOUR OWN COUNSEL BEFORE EXECUTING THIS AGREEMENT.

IN WITNESS WHEREOF, the Company and the Individuals have executed this Cancellation Agreement as of the day and year first written.

INDIVIDUAL:

Signature

Address:

COMPANY:

DMI BioSciences, Inc.

By:	/s/ Bruce G. Miller
Bruce G. Miller, Chief Executive Officer

SCHEDULE 1

Accrued and Unpaid Wages and Salary

Employee	Base Wage	2005-2006	2006-2007	2007-2008	Base Wages	Wages Paid	Difference